Exhibit 99.1

FINANCIAL STATEMENTS OF

TECHWELL, INC.

AS OF DECEMBER 31, 2009

AND FOR THE YEAR THEN ENDED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Techwell, Inc.

San Jose, California

We have audited the accompanying consolidated balance sheets of Techwell Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Techwell, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 23, 2010 (not included herein) expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 23, 2010

TECHWELL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amount)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$6,404	$44,485
Short-term investments	53,093	17,582
Accounts receivable	926	1,985
Inventory	7,937	4,780
Deferred income tax assets	652	1,353
Prepaid expenses and other current assets	2,066	1,200

Total current assets	71,078	71,385
Property and equipment, net	1,033	1,290
Long-term investments	34,967	19,350
Deferred income tax assets	4,796	4,031
Purchased intangibles, net	2,996	—
Other assets	557	1,308

TOTAL ASSETS	$115,427	$97,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,529	$2,221
Accrued liabilities	6,009	2,117

Total current liabilities	11,538	4,338

Other non-current liabilities	72	122

Total liabilities	11,610	4,460

Commitments and contingencies (see Note 8)

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized and no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000 shares authorized; 21,958 shares and 21,347 shares issued and outstanding at December 31, 2009 and 2008, respectively	22	21
Additional paid-in capital	87,594	80,240
Deferred stock-based compensation	—	(19)
Retained earnings	15,989	12,493
Accumulated other comprehensive income	212	169

Total stockholders’ equity	103,817	92,904

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$115,427	$97,364

See accompanying notes.

TECHWELL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2009	2008	2007
Revenue	$63,174	$67,636	$59,887
Cost of revenue	24,665	25,647	24,200

Gross profit	38,509	41,989	35,687
Operating expenses:
Research and development	19,603	17,104	12,277
Selling, general and administrative	14,916	14,656	12,287

Total operating expenses	34,519	31,760	24,564

Income from operations	3,990	10,229	11,123
Interest income	1,373	2,282	3,089

Income before income taxes	5,363	12,511	14,212
Income tax provision (benefit)	1,867	4,724	(518)

Net income	$3,496	$7,787	$14,730

Net income per share:
Basic	$0.16	$0.37	$0.71
Diluted	$0.16	$0.35	$0.68

Weighted average shares used in computing net income per share:
Basic	21,545	21,112	20,772
Diluted	22,318	22,067	21,818

See accompanying notes.

TECHWELL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(in thousands)

	Common Stock		APIC	Deferred Stock-Based Compensation	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Comprehensive Income
	Shares	Amount
BALANCES—December 31, 2006	20,528	21	67,734	(546)	(10,024)	(39)	57,146
Net income	—	—	—	—	14,730	—	14,730	14,730
Unrealized gains on investments	—	—	—	—	—	83	83	83

Comprehensive income	—	—	—	—	—	—	—	$14,813

Issuance of common stock upon exercise of stock options and releases of restricted stock awards	369	—	711	—	—	—	711
Tax effect from issuance of restricted stock awards	(5)	—	(53)	—	—	—	(53)
Amortization of deferred stock-based compensation, net of forfeitures	—	—	(84)	386	—	—	302
Shares, net of cancellations, issued to consultant under stock award	(3)	—	—	—	—	—	—
Stock-based compensation	—	—	4,246	—	—	—	4,246
Tax benefits from stock-based compensation	—	—	900	—	—	—	900

BALANCES—December 31, 2007	20,889	21	73,454	(160)	4,706	44	78,065
Net income	—	—	—	—	7,787	—	7,787	7,787
Unrealized gains on investments	—	—	—	—	—	125	125	125

Comprehensive income	—	—	—	—	—	—	—	$7,912

Issuance of common stock upon exercise of stock options and releases of restricted stock awards	576	—	457	—	—	—	457
Tax effect from issuance of restricted stock awards	(118)	—	(1,184)	—	—	—	(1,184)
Amortization of deferred stock-based compensation, net of forfeitures	—	—	(110)	141	—	—	31
Stock-based compensation	—	—	7,306	—	—	—	7,306
Tax benefits from stock-based compensation	—	—	317	—	—	—	317

BALANCES—December 31, 2008	21,347	21	80,240	(19)	12,493	169	92,904
Net income	—	—	—	—	3,496	—	3,496	$3,496
Unrealized gains on investments	—	—	—	—	—	43	43	43

Comprehensive income	—	—	—	—	—	—	—	$3,539

Issuance of common stock upon exercise of stock options and releases of restricted stock awards	751	1	356	—	—	—	357
Tax effect from issuance of restricted stock awards	(140)	—	(1,164)	—	—	—	(1,164)
Amortization of deferred stock-based compensation, net of forfeitures	—	—	—	19	—	—	19
Stock-based compensation	—	—	7,672	—	—	—	7,672
Tax benefits from stock-based compensation	—	—	490	—	—	—	490

BALANCES—December 31, 2009	21,958	$22	$87,594	$—	$15,989	$212	$103,817

See accompanying notes.

TECHWELL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income	$3,496	$7,787	$14,730
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	801	705	495
Stock-based compensation	7,691	7,337	4,548
Write-off of long-lived assets	—	250	—
Tax benefit from employee equity incentive plan	490	317	847
Excess tax benefits from stock-based compensation	(49)	—	(23)
Realized gain on investments	—	(18)	—
Put option (gain) loss	295	(1,101)	—
Gain (loss) from trading securities	(295)	1,101	—
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable	1,105	110	670
Inventory	(3,157)	(27)	(170)
Prepaid expenses and other current assets	(115)	6	(47)
Other assets	(295)	(80)	(42)
Deferred income tax assets	(64)	51	(5,435)
Accounts payable	3,305	(690)	(564)
Accrued liabilities	2,968	(416)	(811)
Other non-current liabilities	(50)	(43)	165

Net cash provided by operating activities	16,126	15,289	14,363

Cash flows from investing activities:
Purchase of property and equipment	(407)	(587)	(1,308)
Purchase of investments	(82,716)	(68,879)	(93,660)
Proceeds from maturities of investments	31,926	72,212	93,847
Acquisition of business, net of cash acquired	(2,252)	—	—

Net cash provided by (used in) investing activities	(53,449)	2,746	(1,121)

Cash flows from financing activities:
Proceeds from exercise of stock options	357	457	711
Excess tax benefits from stock-based compensation	49	—	23
Repurchases of common stock upon release of stock awards	(1,164)	(1,184)	—

Net cash provided by (used in) financing activities	(758)	(727)	734

Net increase (decrease) in cash and cash equivalents	(38,081)	17,308	13,976
Cash and cash equivalents at beginning of period	44,485	27,177	13,201

Cash and cash equivalents at end of period	$6,404	$44,485	$27,177

Supplemental cash flow information: income taxes paid	$243	$4,335	$3,578
Supplemental disclosure of non-cash activity:
Gross issuance of restricted stock awards	$5,306	$5,362	$296
Reclass of put option from long-term asset to short-term asset	$751	$—	$—
Purchase consideration withheld	$255	$—	$—
Accrued equipment purchase costs	$13	$2	$35

See accompanying notes.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization. Techwell, Inc. (“Techwell” or the “Company”) was incorporated in California on 1997 and reincorporated in Delaware on 2006. The Company is a fabless semiconductor company that designs, markets and sells mixed signal integrated circuits for two primary markets: security surveillance and automotive infotainment.

The Company’s headquarters is located in San Jose, California. The Company’s international offices include branch offices in South Korea and Taiwan and subsidiaries in China and Japan. These offices provide marketing support to customers. The China and Japan offices are also involved in product development.

Basis of Presentation. The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company and its subsidiaries use the U.S. dollar as its functional currency. Most of the expenses at the subsidiaries are incurred in local currency. Foreign currency transaction gains and losses are included in selling, general and administrative expenses as they occur. All significant intercompany transactions and balances have been eliminated in consolidation. The Company reports its financial results on a calendar fiscal year.

In June 2009 the Financial Accounting Standards Board (“FASB”), established the Accounting Standards Codification (“Codification”), as the source of authoritative GAAP recognized by the FASB. The Codification is effective in the first interim and annual periods ending after September 15, 2009 and had no effect on the Company’s consolidated financial statements.

Use of Estimates. The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with a maturity of three months or less from the date of purchase to be cash equivalents.

Investments. The Company considers all investments purchased with a maturity of one year or more as of December 31, 2009 to be long-term investments. The Company determines the fair value of its investments using quoted market prices. Investments, with the exception of auction rate securities (“ARS”) which were classified as trading starting in the fourth quarter of 2008, are considered available-for-sale and are carried at fair market value based on market quotes. Unrealized gains and losses are reported as a separate component of stockholders’ equity, except for unrealized losses determined to be other-than-temporary, which are recorded as interest income. Realized gains and losses are recorded based on the specific identification method.

Fair Value of Financial Instruments. The Company’s financial instruments consist principally of cash equivalents, short-term and long-term marketable securities. Authoritative guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, and also requires that a fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available. Assumptions include the risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments and trade receivables. Risks associated with cash and cash equivalents are mitigated by banking with creditworthy institutions and the Company’s investments have investment grade ratings when purchased. Additionally, the Company limits the amount invested by maturity, type of security and issuer. The Company’s accounts receivable are substantially derived from customers located in Asia. The Company generally requires letters of credit or advance payments from customers. The Company also performs credit evaluations of its customers and provides credit to certain customers in the normal course of business. The Company has not incurred bad debt write-offs during any of the periods presented.

The revenue and accounts receivable from customers representing 10% or more of total revenue and accounts receivable are as follows:

	Accounts Receivable at December 31,			Revenue
				Year Ended December 31,
Customer	2009		2008	2009	2008	2007
A	*	%	21%	35%	34%	22%
B	28		*	*	*	*
C	17		*	*	*	*
D	12		*	*	*	*
E	11		*	*	*	*
F	10		*	*	*	*
G	*		20	*	*	*
H	*		11	*	*	*

*	less than 10%

Concentration of Supplier Risk. The Company is a fabless producer of semiconductors and is dependent on two subcontractors for substantially all of its production requirements. The failure of either subcontractor to fulfill the production requirements of the Company on a timely basis would adversely impact future results. Although there are other subcontractors that are capable of providing similar services, an unexpected change in either subcontractor would cause delays in the Company’s products and potential significant loss of revenue.

Inventory. Inventory is valued at the lower of cost or market, computed on a first-in, first-out basis. Inventory consists of work in process (principally processed wafers and products at third-party assembly and test subcontractors) and finished goods. The Company’s products are subject to rapid technological obsolescence and severe price competition. Should the Company experience a substantial unanticipated decline in the selling price of, or demand for, its products, a significant charge to operations could result. The Company evaluates inventory for excess and obsolescence and writes off units which are not expected to be sold based upon demand forecasts. If actual future demand for the Company’s products is less than amounts forecasted, additional inventory write-downs may be required. Once inventory costs are written down, such revised costs are maintained until the product is sold or scrapped.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment. Property and equipment, including leasehold improvements, are recorded at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years, or in the case of leasehold improvements, over the shorter of the lease period or the estimated useful life.

Other Long-Lived Assets. Other long-lived assets primarily represent rights acquired under developed technology and IPR&D. We currently amortize our intangible assets with definitive lives over a period of five years using a method that reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up or, if that pattern cannot be reliably determined, using a straight-line amortization method. We capitalize IPR&D projects acquired in business combinations and consider them to be indefinite lived until completion of the project or abandonment of the asset. On completion of each project, IPR&D assets will be amortized over their estimated useful lives. If any of the projects are abandoned, the Company would be required to impair the related IPR&D asset.

Impairment of Long-Lived Assets. The Company tests for the impairment of long-lived assets, including other purchased intangible assets, when indicators of impairment, such as reductions in demand, or significant economic slowdowns in the semiconductor industry, are present. Reviews are performed to determine whether the carrying value of an asset is impaired, based on comparisons to undiscounted expected future cash flows. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted expected future cash flows utilizing an appropriate discount rate. Impairment is based on the excess of the carrying amount over the fair value of those assets. Until completion or abandonment, IPR&D assets are required to be tested annually for impairment by comparing the fair value to the carrying value.

In 2008, the Company recorded an impairment charge of $0.3 million for equipment that was deemed impaired. This charge was included within research and development expense. The Company did not incur impairment losses in 2009 or 2007.

Other Assets. Other assets consist primarily of long-term lease deposits.

Revenue Recognition. The Company recognizes product revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price to the customer is fixed or determinable, and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met at the time of product shipment. The Company does not allow for price protection or stock rotation rights with any of its customers.

Customers have no rights of return except pursuant to the Company’s product warranty. The Company has no other post-shipment obligations and sales are not subject to customer acceptance provisions.

Product Warranty. The Company offers an 18 month product replacement warranty. The Company accrues for estimated returns of defective products based on historical activity at the time revenue is recognized. The determination of these accruals requires the Company to make estimates of the frequency and extent of warranty activity and estimated future costs to replace the products under warranty. If the actual warranty activity and/or repair and replacement costs differ significantly from these estimates, adjustments to recognize additional cost of sales may be required in future periods.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

However, returns of defective products have been infrequent and the quantities have not been significant. Accordingly, historical warranty costs have not been material for the periods presented. A summary of the accrued warranty, which is included in accrued liabilities, is as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Balance at beginning of the period	$34	$50	$47
Accruals for sales in the period	54	—	25
Cost incurred	(25)	(16)	(22)

Balance at end of the period	$63	$34	$50

Research and Development. Research and development costs are expensed as incurred.

Advertising Costs. Advertising costs are expensed as incurred and are not significant in any of the periods presented.

Deferred Taxes and Uncertain Tax Positions. The Company utilizes the asset and liability method of accounting for income taxes, under which deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within the consolidated statements of operations as income tax expense.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The Company is currently under examination by the U.S. Internal Revenue Service for the tax years 2007 and 2008. Management believes that it has adequately provided for any adjustments that may result from this examination, however, the outcome of tax audits cannot be predicted with certainty. Should any issues addressed in the Company’s tax audits be resolved in a manner not consistent with management’s expectations, the Company will be required to adjust its provision for income tax in the period such resolution occurs.

Stock-Based Compensation. The Company accounts for stock-based compensation in accordance with authoritative guidance. In 2009, 2008 and 2007, stock-based compensation expense includes compensation costs related to estimated fair values of stock options and awards granted after January 1, 2006 and compensation costs related to awards outstanding at January 1, 2006, such as unvested stock options, that were recognized based on the intrinsic values. For options granted after January 1, 2006, the Company uses the straight-line method for expense attribution. For options granted prior to January 1, 2006, the Company uses the multiple grant approach for expense attribution, which results in substantially higher amounts of amortization in earlier years as opposed to the straight-line method, which results in equal amortization over the vesting period of the options.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The fair value of options granted after January 1, 2006 is estimated on the grant date using the Black-Scholes option valuation model. For 2009 and 2008, the expected term assumption calculation was based on historical data as adjusted for any changes in future expectations. For 2007, the Company used the simplified calculation of expected term. For 2009 and 2008, the Company relied exclusively on historical volatility for the expected volatility assumption calculation since it does not have any publicly traded options. For 2007, volatility was based on an average of the historical volatilities of the common stock of several entities with characteristics similar to the Company since its stock had been actively trading for only a short period of time. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option and the estimated forfeiture rate is based on the Company’s historical pre-vest cancellation experience.

The following assumptions were used to value stock options granted in the periods presented:

	Year Ended December 31,
	2009	2008	2007
Expected term (years)	4.34	4.28	6.08
Risk-free interest rate	1.5–2.0%	1.8–2.9%	4.6–4.8%
Expected volatility	53.0–54.0%	51.0–64.0%	65.1–70.6%
Expected dividend	—	—	—

Stock-based compensation expense for restricted stock awards is determined using the fair value of the Company’s stock on the date of the grant and is recognized on a straight-line basis over the service period.

Stock-based compensation expense is allocated among cost of revenue, research and development expenses and selling, general and administrative expenses, respectively, based upon the employee’s job function.

Net Income Per Share. Basic net income per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the reporting period excluding shares subject to repurchase. Diluted net income per common share reflects the effects of potentially dilutive securities, which consist of common stock options (calculated using the treasury stock method) and restricted awards and shares subject to repurchase. A reconciliation of shares used in the calculation of basic and diluted net income per share is as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Weighted average common shares outstanding	21,549	21,127	20,814
Weighted average shares subject to repurchase	(4)	(15)	(42)

Shares used to calculate basic net income per share	21,545	21,112	20,772

Effect of dilutive securities:
Common stock options and restricted awards and unvested common shares subject to repurchase or cancellations	773	955	1,046

Shares used to calculate diluted net income per share	22,318	22,067	21,818

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In 2009, 2008 and 2007, respectively, 2.1 million, 1.2 million and 1.3 million shares associated with stock options and restricted awards outstanding and unvested shares subject to repurchase have been excluded from the weighted-average number of common shares outstanding for the diluted net income per share computation as they are anti-dilutive.

Accumulated Other Comprehensive Income. Accumulated other comprehensive income consists of net unrealized gains on available-for-sale investments. The change in unrealized gains on investments in 2009, 2008 and 2007 was an increase of $43,000, $0.1 million and $0.1 million, respectively. Total comprehensive income for 2009, 2008 and 2007 was $3.5 million, 7.9 million and $14.8 million, respectively.

Recent Accounting Pronouncements. In December 2007 the FASB issued authoritative guidance on business combinations, which established principles and requirements for the acquirer of a business to recognize and measure in its financial statements the identifiable assets (including in-process research and development and defensive assets) acquired, the liabilities assumed, and any noncontrolling interest in an acquiree. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008. Prior to the adoption of this guidance, in-process research and development costs were immediately expensed and acquisition costs were capitalized. Under this guidance, all acquisition costs are expensed as incurred. The standard also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. In April 2009, the FASB updated this guidance to amend the provisions for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. This update also eliminates the distinction between contractual and non-contractual contingencies. The effect of this authoritative guidance has been applied to the acquisition completed by the Company during 2009 and is reflected in the 2009 consolidated financial statements.

In April 2009, the FASB issued authoritative guidance for determining fair value when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly, recognition and presentation of other-than-temporary impairments and interim

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

disclosures about fair value of financial instruments, which are effective for interim and annual periods ending after June 15, 2009. This authoritative guidance provides guidance on how to determine the fair value of assets and liabilities in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price, modifies the requirements for recognizing other-than-temporarily impaired debt securities and revises the existing impairment model for such securities, by modifying the current intent and ability indicator in determining whether an investment in a debt security is other-than-temporarily impaired, and enhances the disclosure of instruments for both interim and annual periods. Effective April 1, 2009, the Company adopted the provisions of the guidance. The adoption of the guidance did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

2. FINANCIAL INSTRUMENTS

The Company’s investments consist of corporate bonds, U.S. government agency securities, commercial paper and auction rate securities (“ARS”). Investments, with the exception of ARS which are currently classified as trading, are considered available-for-sale. With the exception of ARS, they are all carried at fair market value based on market quotes. The Company’s investment in ARS was intended to provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, allowing investors to either roll over their holdings or gain immediate liquidity by selling such interests at par. During 2008, uncertainties in the credit markets affected all of the Company’s holdings in ARS investments and auctions for the Company’s investments in these securities failed to settle on their respective settlement dates. Consequently, the investments are not currently liquid and the Company will not be able to access these funds until a future auction of these investments is successful or a buyer is found outside of the auction process. All of the ARS investments were investment grade quality and were in compliance with the Company’s investment policy at the time of acquisition.

During the fourth quarter of 2008, the Company entered into an agreement with one of its investment providers, which currently holds its ARS and from whom it had purchased the ARS, to sell, at the Company’s discretion, at par value all of the ARS currently held by the Company back to the investment provider at anytime starting in June 2010. The rights granted under the agreement represent a firm agreement, which is as an agreement with an unrelated party, binding on both parties and legally enforceable, with the following characteristics: a) the agreement specifies all significant terms, including the quantity to be exchanged, the fixed price and the time of transaction and b) the agreement includes a disincentive for nonperformance that is sufficiently large to make performance probable. The enforceability of the agreement results in a put option and should be recognized as a free standing asset separate from the ARS. The put option does not meet the definition of a derivative instrument. Therefore, the Company has elected to measure the put option at fair value, based on authoritative guidance which permits an entity to elect the fair value option for recognized financial assets. As a result, realized gains and losses will be included in earnings in the period in which they arise.

With the acceptance of the offer, the Company recorded $1.0 million as the fair value of the put option asset with a corresponding gain to interest income. Additionally, the Company transferred its ARS from investments classified as available-for-sale to trading. The transfer to trading reflects the Company’s intent to exercise the put option, whereas, prior to the agreement, the Company’s intent was to hold the ARS until the market recovered. Upon transfer to trading, the Company recognized a loss of $1.0 million, included as a reduction to interest income, for the amount of unrealized loss not

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. FINANCIAL INSTRUMENTS (Continued)

previously recognized in earnings. As a result of this transfer unrealized gains or losses will be included in earnings in future periods, and the Company anticipates future changes in fair value of the put option will approximate the fair value movement of the related ARS. The net impact of the change in fair value of the ARS and related put option to the Company’s operating results was nil for 2009 and 2008.

As of December 31, 2009, the entire ARS investment balance of $6.3 million is classified as short-term investments on the consolidated balance sheet because the sale of the ARS back to the investment provider is expected to occur in June 2010. As of December 31, 2008, the entire ARS investment balance of $6.0 million was classified as long-term investment on the consolidated balance sheet.

Typically the fair value of ARS investments approximates par value due to the frequent resets through the auction process. While the Company continues to earn interest on its ARS investments at the maximum contractual rate, these investments are not currently trading and therefore do not currently have a readily determinable market value. Accordingly, the estimated fair value of ARS no longer approximates par value.

The Company has used a discounted cash flow model to determine the estimated fair value of its investment in ARS in 2009 and 2008. The assumptions used in preparing the discounted cash flow model include estimates for interest rates, estimates for discount rates using yields of comparable traded instruments adjusted for illiquidity and other risk factors, amount of cash flows and expected holding periods of the ARS. These inputs reflect the Company’s own assumptions about the assumptions market participants would use in pricing the ARS, including assumptions about risk, developed based on the best information available in the circumstances.

The put option is a free standing asset separate from the ARS, and represents the Company’s contractual right to require its investment provider to purchase the ARS at par at anytime starting in June 2010. The Company values the put option based on the amount of cash flows and expected holding periods of the related ARS, time value of money and the Company’s assessment of the credit worthiness of its investment provider.

The following is a summary of the Company’s available-for-sale securities as of December 31, 2009 (in thousands):

			Less than 12 Months	12 Months or Longer
	Amortized Cost	Unrealized Gains	Unrealized Losses	Unrealized Losses	Estimated Fair Value
Money market funds	$1,746	$—	$—	$—	$1,746
Corporate bonds	38,929	255	(64)	—	39,120
Municipal bonds	1,500	2	—	—	1,502
Treasuries and federal agencies	38,134	65	(46)	—	38,153
Commercial paper	2,991	—	—	—	2,991

Total	$83,300	$322	$(110)	$—	$83,512

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. FINANCIAL INSTRUMENTS (Continued)

The following is a summary of the Company’s available-for-sale securities as of December 31, 2008 (in thousands):

			Less than 12 Months	12 Months or Longer
	Amortized Cost	Unrealized Gains	Unrealized Losses	Unrealized Losses	Estimated Fair Value
Money market funds	$33,998	$—	$—	$—	$33,998
Corporate bonds	19,710	97	(57)	—	19,750
Treasuries and federal agencies	5,023	103	—	—	5,126
Commercial paper	12,061	26	—	—	12,087

Total	$70,792	$226	$(57)	$—	$70,961

As of December 31, 2009, the effective maturities of the Company’s available-for-sale securities are $54.8 million within one year and $35.0 million within two years. As of December 31, 2008, the effective maturities of the Company’s available-for-sale securities are $57.6 million within one year and $13.4 million within two years.

As of December 31, 2009, the unrealized losses on our available-for-sale securities were insignificant in relation to our total available-for-sale securities. Substantially all of our unrealized losses on our available-for-sale investments can be attributed to fair value fluctuations in an unstable credit environment. The Company considers the declines in market value of its available-for-sale securities to be temporary in nature. When evaluating the investments for other-than-temporary impairment, the Company reviews factors such as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer and any changes thereto, and the Company’s intent to sell, or whether it is more likely than not it will be required to sell, the investment before recovery of the investment’s amortized cost basis. The Company believes that the unrealized losses are temporary and do not require an other-than-temporary impairment. The Company did not recognize any other-than-temporary impairment charges on outstanding available-for-sale securities in 2009, 2008 and 2007.

Effective January 1, 2008, the Company adopted the authoritative guidance for fair value measurements and the fair value option for financial assets and financial liabilities. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market date is available. The fair value hierarchy gives the lowest priority to level 3 inputs.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. FINANCIAL INSTRUMENTS (Continued)

The table below represents the fair value hierarchy of the Company’s financial instruments measured at fair value as of December 31, 2009 (in thousands):

	Total	Level 1	Level 2	Level 3
Money market funds	$1,746	$1,746	$—	$—
Corporate bonds	39,120	39,120	—	—
Municipal bonds	1,502	1,502	—	—
Treasuries and federal agencies	38,153	38,153	—	—
Commercial paper	2,991	2,991	—	—
Put option	806	—	—	806
Auction rate securities	6,294	—	—	6,294

Total	$90,612	$83,512	$—	$7,100

Amount included in:
Cash and cash equivalents	$1,746	$1,746	$—	$—
Short-term investments	53,093	46,799	—	6,294
Long-term investments	34,967	34,967	—	—
Prepaid expenses and other current assets	806	—	—	806

Total	$90,612	$83,512	$—	$7,100

The table below represents the fair value hierarchy of the Company’s financial instruments measured at fair value as of December 31, 2008 (in thousands):

	Total	Level 1	Level 2	Level 3
Money market funds	$33,998	$33,998	$—	$—
Corporate bonds	19,750	19,750	—	—
Treasuries and federal agencies	5,126	5,126	—	—
Commercial paper	12,087	12,087	—	—
Put option	1,101	—	—	1,101
Auction rate securities	5,999	—	—	5,999

Total	$78,061	$70,961	$—	$7,100

Amount included in:
Cash and cash equivalents	$40,028	$40,028	$—	$—
Short-term investments	17,582	17,582	—	—
Long-term investments	19,350	13,351	—	5,999
Other assets	1,101	—	—	1,101

Total	$78,061	$70,961	$—	$7,100

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. FINANCIAL INSTRUMENTS (Continued)

The following table provides a reconciliation of the beginning and ending balances for the assets measured at fair value using significant unobservable inputs (Level 3) (in thousands):

	Put Option	Auction Rate Securities
Balances as of January 1, 2008	$—	$—
Transfer into level 3	—	7,100
Receipt of put option	1,012	—
Unrealized gains (losses) included in earnings	89	(1,101)

Balances as of December 31, 2008	1,101	5,999
Unrealized gains (losses) included in earnings	(295)	295

Balances as of December 31, 2009	$806	$6,294

3. DETAILS OF CERTAIN BALANCE SHEET COMPONENTS

	December 31,
	2009	2008
	(in thousands)
Inventory:
Finished goods	$5,649	$2,750
Work-in-process	2,288	2,030

	$7,937	$4,780

Property and equipment, net:
Equipment	$2,163	$1,888
Software	820	779
Furniture and fixtures	337	308
Leasehold improvements	414	454

	3,734	3,429
Accumulated depreciation and amortization	(2,701)	(2,139)

	$1,033	$1,290

Accrued liabilities:
Accrued compensation	$2,108	$1,168
Customer advance	1,541	—
Income taxes payable	1,315	169
Other	1,045	780

	$6,009	$2,117

4. STOCK INCENTIVE PLANS

The Company has equity incentive plans under which it may grant stock options, restricted stock awards, stock units and stock appreciation rights to employees, consultants and directors. Currently, the Company is granting stock options and restricted stock awards under its 2006 stock incentive plan

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. STOCK INCENTIVE PLANS (Continued)

(“Plan”) which was adopted by the Board of Directors in November 2005. As of December 31, 2009, the total number of shares available for issuance under the Plan was 5.1 million. The Plan contains a provision that automatically increases the number of shares of common stock reserved for issuance on January 1 of each succeeding year. On January 1, 2010, the shares reserved for issuance under the Company’s Incentive Plans increased by 878,316 shares.

Under the terms of the Incentive Plans, incentive options may be granted only to employees at a price not to be less than 100 percent of the fair market value of the Company’s common stock on the grant date. Non-statutory options may be granted at a price that is not less than 85 percent of the fair market value on the date of grant. Stock options and awards granted under the Plans have a contractual term of up to ten years, generally vest over four years at the rate of 25 percent on the one-year anniversary of the vesting commencement date and ratably each month thereafter and are exercisable under conditions determined by the Board of Directors or committee thereof as permissible under the terms of the Plan.

At December 31, 2009, 1.8 million shares were available for grant under the Incentive Plan.

Stock option activity is summarized as follows (in thousands, except weighted-average price):

	Number Outstanding	Weighted-Average Exercise Price
Options outstanding at December 31, 2006 (959 shares exercisable at a weighted-average exercise price of $1.02 per share)	2,222	$4.20
Options granted	625	$13.96
Options exercised	(352)	$2.02
Options cancelled	(106)	$7.20

Options outstanding at December 31, 2007 (1,136 shares exercisable at a weighted-average exercise price of $3.04 per share)	2,389	$6.94
Options granted	50	$12.99
Options exercised	(174)	$2.63
Options cancelled	(65)	$6.67

Options outstanding at December 31, 2008 (1,585 shares exercisable at a weighted-average exercise price of $5.77 per share)	2,200	$7.42
Options granted	201	$11.09
Options exercised	(296)	$1.21
Options cancelled	(36)	$10.69

Options outstanding at December 31, 2009 (1,662 shares exercisable at a weighted-average exercise price of $7.71 per share)	$2,069	$8.62

Options vested and expected to vest at December 31, 2009	$2,027	$8.54

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. STOCK INCENTIVE PLANS (Continued)

The aggregate intrinsic value of options outstanding, options vested and expected to vest and options exercisable as of December 31, 2009, is $10.1 million, $10.0 million and $9.6 million, respectively. The weighted average remaining contractual life of options outstanding, options vested and expected to vest and options exercisable as of December 31, 2009, is 5.88 years, 5.81 years and 5.26 years, respectively.

The stock options outstanding and exercisable by exercise price at December 31, 2009, are as follows:

	Options Outstanding			Options Outstanding and Exercisable
	Number Outstanding	Weighted Average	Weighted-Average Exercise Price
		Remaining Contractual Life (Years)		Number Outstanding	Weighted-Average Exercise Price
	(in thousands)			(in thousands)
$0.45	313	0.72	$0.45	313	$0.45
$0.90–$1.50	300	4.78	$1.12	300	$1.12
$3.00–$10.69	331	7.53	$8.06	191	$6.76
$11.00	323	6.25	$11.00	304	$11.00
$12.38–$13.84	177	8.62	$13.26	91	$13.08
$13.94	525	7.14	$13.94	372	$13.94
$14.00—$17.24	100	7.14	$14.64	91	$14.57

	2,069	5.88	$8.62	1,662	$7.71

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. STOCK INCENTIVE PLANS (Continued)

Restricted stock award activity is summarized as follows (in thousands, except weighted-average price):

	Number Outstanding	Weighted-Average Fair Value
Restricted stock awards outstanding at December 31, 2006	63	$15.11
Restricted stock awards granted	913	$13.92
Restricted stock awards vested	(18)	$16.67
Restricted stock awards cancelled	(80)	$15.13

Restricted stock awards outstanding at December 31, 2007	878	$13.84
Restricted stock awards granted	721	$10.15
Restricted stock awards vested	(402)	$13.35
Restricted stock awards cancelled	(74)	$12.09

Restricted stock awards outstanding at December 31, 2008	1,123	$11.77
Restricted stock awards granted	734	$9.86
Restricted stock awards vested	(456)	$11.63
Restricted stock awards cancelled	(112)	$11.85

Restricted stock awards outstanding at December 31, 2009	1,289	$10.72

5. STOCK-BASED COMPENSATION

The total intrinsic value of options exercised in 2009, 2008 and 2007 was $2.7 million, $1.2 million and $3.8 million respectively.

The total grant date fair value of stock options vested in 2009, 2008, and 2007 was $1.9 million, $3.2 million and $574,000, respectively.

The total intrinsic value of restricted awards vested in 2009, 2008 and 2007 was $3.9 million, $4.0 million and $0.2 million respectively.

The total grant date fair value of restricted stock awards vested in 2009, 2008, and 2007 was $5.3 million, $5.4 million and $319,000, respectively.

In 2009, 2008 and 2007, stock-based compensation expense includes compensation cost related to estimated fair values of stock options and awards granted after January 1, 2006 and stock-based compensation costs related to awards outstanding at January 1, 2006, such as unvested stock options, that were recognized based on intrinsic value.

Employee Options and Awards

In connection with certain employee stock option grants prior to January 1, 2006, the Company recognized deferred stock-based compensation based on the excess of the deemed fair value of the underlying stock over the stock option exercise price at the date of grant, which was amortized over the vesting periods of the related options and stock, generally four years, using the multiple grant method.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. STOCK-BASED COMPENSATION (Continued)

The weighted-average grant-date fair value of options granted in 2009, 2008 and 2007 is $4.92, $5.70 and $9.28 per share, respectively. The fair value per share is being recognized as stock-based compensation expense over the applicable vesting period (which equals the service period).

Consultant Awards

In 2009, 2008 and 2007, the Company granted restricted stock awards to consultants in exchange for services.

The Company recorded $293,000, $21,000 and $64,000 in 2009, 2008 and 2007, respectively.

Stock-Based Compensation Expense

The following table summarizes the distribution of stock-based compensation expense (in thousands):

	Year Ended December 31,
	2009	2008	2007
Cost of revenue	$483	$492	$297
Research and development	3,939	3,339	1,830
Selling, general and administrative	3,269	3,506	2,423
Related tax-effect	(2,337)	(2,483)	(1,391)

Total costs and expenses	$5,354	$4,854	$3,159

Total compensation cost attributable to activities capitalized into inventory was not significant in any period presented.

Stock-based compensation expense is allocated among cost of revenue, research and development expenses and selling, general and administrative expenses, respectively, based upon the employee’s job function.

As required, the cash flows resulting from the tax benefits for tax deductions resulting from the exercise of stock options in excess of the compensation expense recorded for those options (excess tax benefits) are classified as cash flows from financing activities. The Company recorded excess tax benefits of $49,000, nil and $23,000 in 2009, 2008 and 2007, respectively.

Future Amortization of Deferred Stock-Based Compensation.

Total compensation cost, excluding estimated future forfeitures, of options granted but not yet vested as of December 31, 2009 was $2.9 million, which is expected to be recognized over the weighted-average period of 2.00 years. Total compensation cost, excluding estimated future forfeitures, of restricted stock awards granted but not yet vested as of December 31, 2009 was $15.7 million, which is expected to be recognized over the weighted-average period of 2.82 years.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. BUSINESS COMBINATIONS

On October 9, 2009, the Company acquired substantially all of the assets of a development stage company with operations based in China. The purchase price for the asset acquisition was $3.2 million, less assumed liabilities of approximately $0.7 million. The Company paid the net purchase price in cash. In addition, the Company issued restricted stock awards, which will vest over four years, to employees in connection with their new employment with the Company. The Company also agreed to pay $1.1 million cash compensation to the new employees of which $0.8 million has been paid as of December 31, 2009. The compensation is subject to repayment upon termination prior to the completion of two years of employment. The new employees are focused on developing video solutions for the security surveillance market. As part of the purchase agreement, the Company extended employment offers to approximately 40 employees, substantially all of whom are research and development personnel. The Company incurred $0.6 million of acquisition related costs. This acquisition was accounted for using the purchase method of accounting.

Purchase Price Allocation

The allocation of the purchase price of the tangible and identifiable intangible assets acquired and liabilities assumed in the acquisition was based on their estimated fair values.

The purchase price allocation is as follows (in thousands):

Cash	$25
Property and equipment, net	60
Developed technology	1,400
In-process research and development	1,662
Other assets	46
Assumed liabilities	(573)
Accrued liabilities	(88)

Total consideration	$2,532

Developed technology consists of products that have reached technological feasibility. The Company valued the developed technology utilizing a Relief from Royalty method, which is based on the assumption that a company would be willing to pay a royalty to the owner of an asset to exploit the economic benefits deriving from the asset. The royalty rate used is based on an analysis of empirical, market-derived royalty rates for guideline intangible assets. Typically, revenue is projected over the expected remaining useful life of the completed technology. The market-derived royalty rate is then applied to estimate the royalty savings. Completed technology is specific to certain products acquired that have also passed technological feasibility.

The fair value of the IPR&D was determined using the income approach. Under the income approach, the expected future cash flows from each project under development are estimated and discounted to their net present values at an appropriate risk-adjusted rate of return. Significant factors considered in the calculation of the rate of return are the weighted average cost of capital and return on assets, as well as the risks inherent in the development process, including the likelihood of achieving technological success and market acceptance. Each project was analyzed to determine the unique technological innovations, the existence and reliance on core technology, the existence of any alternative future use or current technological feasibility, and the complexity, cost and time to complete the remaining development. Future cash flows for each project were estimated based on forecasted revenue and costs, taking into account the expected product life cycles, market penetration and growth rates.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. BUSINESS COMBINATIONS (Continued)

The Company allocated the purchase price to tangible assets, liabilities and identifiable intangible assets acquired, as well as IPR&D, if identified, based on their estimated fair values. The fair value assigned to identifiable intangible assets acquired was based on estimates and assumptions made by management. Intangible Assets, with finite useful lives are amortized on a straight-line basis over their respective useful lives

The integration of the technology acquired in the acquisition with our products will complement the Company’s suite of products and enhances research and development capabilities, which will allow the Company to pursue expanded market opportunities.

Supplemental Pro Forma Data (Unaudited)

The unaudited financial information in the table below summarizes the combined results of operations of the Company and the acquired company on a pro forma basis for 2009, as though the company had been combined as of the beginning of the period presented. Pro forma financial information for 2008 and 2007 has not been included as the financial results of the acquired company during these periods were deemed insignificant. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of the period presented.

The following table summarizes the pro forma financial information (in thousands, except per share amounts):

Year Ended December 31, 2009
Revenue	$63,174
Net income	$3,090
Net income per share:
Basic	$0.14
Diluted	$0.14

7. OTHER INTANGIBLE ASSETS

Intangible Assets

The following table summarizes the acquisition-related intangibles that were acquired during 2009 and are being amortized as of December 31, 2009 (in thousands):

	As of December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Developed technology	$1,400	$(66)	$1,334
In-process research and development	1,662	—	1,662

	$3,062	$(66)	$2,996

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. OTHER INTANGIBLE ASSETS (Continued)

Developed technology is currently being amortized over 5 years and in-process research and development will not be amortized until the related development has been completed.

Amortization expense of acquisition-related intangible assets in 2009 was $66,000.

Anticipated future amortization expense for acquisition-related intangible assets is as follows (in thousands):

Amortization Expense
Year ending December 31, 2010	$267
Year ending December 31, 2011	267
Year ending December 31, 2012	267
Year ending December 31, 2013	267
Thereafter	266

$1,334

8. COMMITMENTS AND CONTINGENCIES

Indemnification Obligations

Subject to certain limitations, the Company is obligated to indemnify its current and former directors, officers and employees in connection with government inquiries and litigation. These obligations arise under the terms of the Company’s certificate of incorporation, its bylaws, applicable contracts, and Delaware and California law. The obligation to indemnify generally means that the Company is required to pay or reimburse the individuals’ reasonable legal expenses and possibly damages and other liabilities incurred in connection with these matters. Additionally, the Company has certain indemnification obligations to customers under its contract development projects with respect to any infringement of third-party patents and intellectual property rights by its products.

Rights Agreement

On August 4, 2009, the Company entered into a Rights Agreement (the “Rights Agreement”) with Computershare Trust Company, N.A. (as “Rights Agent”). In connection with entering into the Rights Agreement, the Company’s Board of Directors declared a dividend distribution of one “Right” for each outstanding share of common stock of the Company to stockholders of record at the close of business on August 18, 2009. Subject to certain limitations and exceptions, each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of a new series of preferred stock, designated as Series A Participating Preferred Stock (the “Preferred Stock”), at a price of Fifty Dollars ($50.00) per one one-thousandth of a share (the “Purchase Price”), subject to adjustment. The Rights become exercisable upon certain events described in the Rights Agreement. The Company and the Rights Agent retain broad authority to amend the Rights Agreement.

Other Legal Matters

The Company is currently not a party to any material legal proceedings. The Company may be named from time to time as a party to lawsuits in the normal course of its business. Litigation in general and intellectual property and securities litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings are difficult to predict.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)

Leases

The Company leases its primary facility and other offices, under operating leases which expire at various dates through 2014.

Rent expense in 2009, 2008 and 2007 was $0.7 million, $0.6 million and $0.6 million respectively. The Company recognizes rent expense on a straight-line basis over the lease period.

Future minimum lease payments under non-cancellable operating leases as of December 31, 2009 are as follows (in thousands):

Operating Leases
Year ending December 31, 2010	$748
Year ending December 31, 2011	658
Year ending December 31, 2012	90
Year ending December 31, 2013	35
Thereafter	20

$1,551

Purchase Commitments

As of December 31, 2009, the Company has purchase commitments of $3.0 million with its inventory suppliers with due dates within the next twelve months. Both the quantities and purchase prices are fixed in the noncancelable commitments.

9. INCOME TAXES

The components of income before income taxes are as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
United States	$4,983	$12,056	$14,005
Foreign	380	455	207

Income before income taxes	$5,363	$12,511	$14,212

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. INCOME TAXES (Continued)

The components of the income tax provision (benefit) are as follows (in thousands):

	December 31,
	2009	2008	2007
Current:
Federal	$1,660	$4,298	$4,840
State	206	269	24
Foreign	116	171	53

Total current	1,982	4,738	4,917

Deferred:
Federal	324	277	(4,444)
State	(439)	(291)	(991)

Total deferred	(115)	(14)	(5,435)

Total income tax provision (benefit)	$1,867	$4,724	$(518)

The components of deferred tax assets for federal and state income taxes are as follows (in thousands):

	December 31,
	2009	2008
Deferred tax assets:
Net operating loss carryforwards	—	323
Research and other credits	1,375	1,330
Stock-based compensation	3,132	2,838
Accruals	739	803
Other	202	90

Deferred tax assets	$5,448	$5,384

As required, the Company assessed the recoverability of its deferred tax assets. To assess the likelihood that the deferred tax assets will be recovered from taxable income, the Company considered both positive evidence that indicates a valuation allowance is not needed and negative evidence that indicates a valuation allowance is needed. As a result of this assessment as of December 31, 2009 in which the Company considered its recent history of consecutive profitable quarters and anticipated profit in future periods, the Company believes that it is more likely than not the deferred tax assets will be realized in the future.

As a result of the Company’s assessment in 2007, in which the company considered its recent history of consecutive profitable quarters and anticipated profit in future periods, the company released the valuation allowance recorded against its deferred tax assets of approximately $5.5 million as it believed that it was more likely than not the deferred tax assets would be realized in the future.

As of December 31, 2009, the Company had no federal or state net operating loss carryforwards available to offset future taxable income. As of December 31, 2009, the Company also has research and other tax credit carryforwards of approximately $0.1 million and $2.7 million for federal and state income tax purposes, respectively. If not utilized, the federal carryforwards, will expire in various amounts beginning in 2029. The state tax credit can be carried forward indefinitely. The Company also has a California alternative minimum tax credit carryover of $12,000, and this credit does not expire.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. INCOME TAXES (Continued)

The effective tax rate differs from the applicable U.S. statutory federal income tax rate as follows:

	Year Ended December 31,
	2009	2008	2007
U.S. statutory federal taxes at statutory rate	35.0%	35.0%	35.0%
State taxes—net of federal benefit	1.5	1.8	1.5
Research and development credits	(17.0)	(6.2)	(4.4)
Stock-based compensation	17.4	6.6	1.9
Other	(2.1)	0.6	1.2
Change in valuation allowance	—	—	(38.8)

Effective tax rate	34.8%	37.8%	(3.6)%

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows (in thousands):

Unrecognized Tax Benefits
Balance at January 1, 2007	$410
Gross increases—tax position in prior period	—
Gross decreases—tax position in prior period	—
Gross increases—tax positions related to the current year	198
Gross decreases—tax positions related to the current year	—
Settlements	—
Lapse of statute of limitations	—

Balance at December 31, 2007	608
Gross increases—tax position in prior period	—
Gross decreases—tax position in prior period	(12)
Gross increases—tax positions related to the current year	247
Gross decreases—tax positions related to the current year	—
Settlements	—
Lapse of statute of limitations	—

Balance at December 31, 2008	843
Gross increases—tax position in prior period	—
Gross decreases—tax position in prior period	—
Gross increases—tax positions related to the current year	285
Gross decreases—tax positions related to the current year	—
Settlements	—
Lapse of statute of limitations	—

Balance at December 31, 2009	$1,128

For 2009, 2008 and 2007, the Company had a total of $1.1 million, $0.8 million and $0.6 million, respectively, of unrecognized tax benefits, of which $0.9 million, $0.8 million and $0.5 million, respectively, would affect the effective tax rate, if recognized. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. INCOME TAXES (Continued)

The Company files U.S. federal, state and foreign income tax returns in jurisdictions with varying statutes of limitations. The 1997 through 2009 tax years generally remain subject to examination by federal and most state tax authorities. The Company is currently under examination by the Internal Revenue Service for the tax years 2007 and 2008. The Company does not expect the results of these examinations to have a material effect on its financial condition or results of operations.

In significant foreign jurisdictions, the 2004 through 2009 tax years generally remain subject to examination by their respective tax authorities.

United States federal income taxes have not been provided for the undistributed earnings of the Company’s foreign subsidiaries. These undistributed earnings aggregated approximately $0.4 million at December 31, 2009, and it is the Company’s intention that such undistributed earnings be permanently reinvested offshore. The Company would be subject to additional United States taxes if these earnings were repatriated. Determination of the amount of unrecognized deferred income tax liability related to these earnings is not practicable.

10. EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) savings plan for all employees who meet certain eligibility requirements. Participants may contribute, on a pretax basis, an amount of their annual compensation, not to exceed a maximum contribution pursuant to Section 401(k) of the Internal Revenue Code. The Company may contribute to the plan on a discretionary basis, but is not required, nor has it contributed, to the plan in 2009, 2008 and 2007. The contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan.

11. SEGMENT INFORMATION

The Company currently operates in one reportable segment, the designing, marketing and selling of mixed signal integrated circuits for multiple video applications primarily for the security surveillance and automotive infotainment markets. The Company’s chief operating decision maker is the Chief Executive Officer.

The percentage of total revenue by geographic location is as follows:

	Year Ended December 31,
	2009	2008	2007
China	54%	37%	26%
South Korea	21	27	29
Taiwan	16	29	40
Japan	6	5	3
Other	3	2	2

Total revenue	100%	100%	100%

TECHWELL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. SEGMENT INFORMATION (Continued)

Revenue by principal product lines are as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Security surveillance	$44,512	$52,683	$40,571
Automotive infotainment	12,431	7,059	6,015
Consumer	6,188	7,636	12,344
Other(1)	43	258	957

Total revenue	$63,174	$67,636	$59,887

(1)	Consists of contract development projects, early generation mixed signal semiconductors for digital video applications and PCI video decoder products.

Property, plant and equipment, net by country are as follows (in thousands):

	December 31,
	2009	2008
United States	$828	$1,069
China	94	73
Taiwan	48	79
Japan	29	60
South Korea	34	9

Total	$1,033	$1,290

12. SUBSEQUENT EVENT

On March 22, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Intersil Corporation (“Parent”) and Navajo Merger Sub, Inc., an indirect wholly-owned subsidiary of Parent (“Purchaser”), pursuant to which Purchaser has agreed, subject to the terms and conditions of the Merger Agreement, to commence a cash tender offer to acquire all shares of the Company’s common stock, par value $0.001 per share, that are outstanding and the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement (the “Rights Agreement”), dated August 4, 2009, between Techwell and Computershare Trust Company, N.A. (the “Rights Agent”), at a purchase price of $18.50 per Share (the “Offer”). The Offer is subject to the condition that the number of shares validly tendered and not withdrawn prior to the expiration of the Offer will, when combined with any shares owned by Parent and its subsidiaries including Purchaser immediately prior to the expiration of the Offer, represent at least a majority of the total number of the Shares outstanding on a fully diluted basis along with certain other closing conditions.

On March 22, 2010, the Company entered into an Amendment to Rights Agreement with the Rights Agent to amend the Rights Agreement, with the purpose and intent of exempting the Merger Agreement from the Rights Agreement.